Standard Register
600 Albany St. · Dayton, OH 45408 937.221.1000 · 937.221.1486 (fax) www.standardregister.com	News media contact: Lesley Sprigg · 937.221.1825 lesley.sprigg@standardregister.com Investor contact: Robert J. Cestelli · 937.221.1304 robert.cestelli@standardregister.com

For Immediate Release

Standard Register Appoints Joseph P. Morgan, Jr. Acting CEO

Following Retirement of Dennis L. Rediker

DAYTON, Ohio, Sept. 12, 2008—Standard Register’s Board of Directors (NYSE:SR) announced today it appointed Joseph P. Morgan, Jr. as acting CEO following the retirement of Dennis L. Rediker.  Rediker served as president and CEO since 2000 and as a member of the board since 1995.

“Dennis took the helm of our company at a critical time in its history and led it through a restructuring process necessitated by changing technologies and markets,” said F. David Clarke III, SR’s non-executive chairman of the board.  “It was a difficult but essential evolution designed to keep Standard Register competitive in the digital age.  On behalf of the entire board, I would like to thank him for leading the company through this transition period.”

 “I feel it is a good time for a change in corporate leadership.  The company is now well-positioned for future success and my retirement at this time will give my successor the opportunity to build on the progress of the last several years,” said Rediker.  This is consistent with the succession planning the board has been working on for a number of years.

Most recently Morgan was appointed executive VP and COO.  He has a variety of experiences in Sales, Marketing, Business Development, Operations and Technology.  During his seven years with SR he has run a mix of business, as well as leading significant improvements in operational excellence, customer satisfaction, productivity and profitability.

“We feel the company will be in good hands under Joe Morgan.  Joe is certainly the leading candidate for the CEO position at this time, but the board feels it is essential to consider all of the best available candidates,” said Clarke.  The board has retained an executive search firm to consider candidates for the position.

About Standard Register

Standard Register (NYSE: SR) is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate.  Employing nearly a century of industry expertise, Lean Six Sigma methodologies and leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.  It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises.  More information is available at http://www.standardregister.com.